Raw Milk Exclusive Supply Agreement

by and among

Heilongjiang Feihe Kedong Feedlots Co., Limited and
Heilongjiang Feihe Gannan Feedlots Co., Limited
(collectively, as “Suppliers”)

and

Haerbin City Ruixinda Investment Company Ltd.
(as “Suppliers Equity Holder”)

and

Heilongjiang Feihe Dairy Co., Limited
(as “Receiver”)

September 30, 2011

RAW MILK EXCLUSIVE SUPPLY AGREEMENT

This Raw Milk Exclusive Supply Agreement (the “Agreement”) is entered into as of September 30, 2011 by and among:

Heilongjiang Feihe Kedong Feedlots Co., Limited, a limited liability company duly organized and existing under the Laws of the People’s Republic of China (the “PRC” or “China”) with its registered address at Qingxiang Street, Kedong town, Kedong country, Heilingjiang Province, and its register capital being RMB76,520,000 (Capital contribution by Feihe is RMB74,620,000; Capital contribution by Jinyan Ma is RMB1,900,000), its registration number is 230230100000170 and its legal representative is Jinyan Ma (“Feihe Kedong”);

Heilongjiang Feihe Gannan Feedlots Co., Limited, a limited liability company duly organized and existing under the Laws of the PRC with its registered address at Fanrong Street, Gannan country, Heilingjiang Province, and its register capital being RMB38,000,000(Capital contribution by Feihe is RMB36,100,000; Capital contribution by Jinyan Ma is RMB1,900,000), its registration number is 230225100005848 and its legal representative is Jinyan Ma (“Feihe Gannan”, and Feihe Kedong are hereinafter collectively referred to as “Suppliers” or “Companies”);

Heilongjiang Feihe Dairy Co., Limited，a wholly foreign owned enterprise duly organized and existing under the Laws of the PRC with the registered address at Kedong County, Qiqihaer City, Heilongjiang Province, and its legal representative is Leng Youbin (“Feihe” or “Receiver”);

Haerbin City Ruixinda Investment Company Ltd., a limited liability company duly organized and existing under the Laws of the PRC, with its registered address at Room B505, 3# Kegongmao, Yellow River Road, Nangang District, Haerbin, registration number is 230100100046085(1-1) and its legal representative is Shuxia Li (“Suppliers Equity Holder” or “Purchaser”).

Each of Suppliers, Receiver and Suppliers Equity Holder is referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Suppliers, Receiver and Suppliers Equity Holder reached an Equity Purchase Agreement on August 1, 2011.

WHEREAS, under the Equity Purchase Agreement and with the consent of Suppliers and Receiver, Suppliers Equity Holder’s payment obligation (being RMB734,505,724.57) is transferred to Suppliers.  Suppliers have the obligation to provide raw milk valued at RMB122,417,620.76 to Receiver at the beginning of each quarter for a period of 18 months (“Supplying Period”) immediately after the Closing Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Equity Purchase Agreement” refers to the Equity Purchase Agreement entered into by and among the Receiver, and Suppliers Equity Holder, the Suppliers on August 1, 2011.

“Receiver” has the meaning ascribed to it in the Preamble.

“Suppliers” has the meaning ascribed to it in the Preamble.

“Suppliers Equity Holder” has the meaning ascribed to it in the Preamble.

“Supplying Period” has the meaning ascribed to it in the Recitals.

Capitalized terms used and not defined under this Agreement shall have the meaning defined under the Equity Purchase Agreement.

“Suppliers” and “Receiver”, in the context of this Agreement, shall include their own agents, heirs, approved legal assignees and a person gets legal approval from those agents, heirs, approved legal assignees.

ARTICLE II
OBLIGATION TRANSFER

2.1           In accordance with the Equity Purchase Agreement and upon mutual agreement among Suppliers and Receiver, Suppliers Equity Holder’s payment obligation, being the amount of RMB734,505,724.57, shall be transferred to Suppliers.

2.2           Suppliers shall have the obligation to provide raw milk valued at RMB122,417,620.76 (for Feihe Gannan, raw milk valued at RMB72,066,908 per quarter; for Feihe Kedong, raw milk valued at RMB50,350,712.76 per quarter) to Receiver at the beginning of each quarter for a period of 18 months immediately after the Closing Date.

ARTICLE III
OBLIGATIONS OF SUPPLIERS

3.1           Guarantee of Raw Milk Value.  Suppliers shall ensure that the value of its quarterly productivity during the Supplying Period shall not be below RMB122,417,620.76.  The value of raw milk should be adjusted based upon monthly market price of raw milk and the floating price of raw milk quality in the place of delivery.

3.2           Exclusive Supply.  During the Supplying Period, Suppliers shall not provide raw milk to any third party other than Receiver, unless they have reached the target delivery of raw milk valued at RMB122,417,620.76 to Receiver.  After Suppliers have fulfilled their raw milk supply obligation to Receiver under this Agreement, Suppliers shall still have the obligation to exclusively supply raw milk to Receiver so long as Receiver requires supply of raw milk from Suppliers; the exclusive supply of raw milk by the Suppliers to Receiver shall be at the then fair market price for an unlimited time period.

3.3           Raw Milk Quality Assurance.  Raw milk supplied by Suppliers to Receiver should meet the standard of State and the standard provided by relevant laws, regulations and normative documents (“Standard”), and Suppliers shall provide inspection reports or certificates of approval from relevant national functional departments.  Suppliers shall bear all responsibilities for the quality of the supplied raw milk.

3.4           Expenses.  Suppliers shall bear its own expenses incurred in connection with providing raw milk to Receiver, including the transportation expenses.

ARTICLE IV
OBLIGATIONS OF RECEIVER

4.1           Receiver shall arrange raw milk tests within three days upon receiving raw milk supplied by Suppliers.  In the event that the raw milk does not meet the requirements of Receiver, Receiver shall notify Suppliers within three days after Receiver have received the test results.  Suppliers shall arrange adjustments or re-supply the same amount raw milk within three days thereafter.

ARTICLE V
RESPONSIBILITIES OF SUPPLIERS AS EQUITY HOLDER

5.1           Procurement Obligation.  Suppliers Equity Holder shall take all reasonable actions necessary to procure Suppliers to fulfill their respective raw milk exclusive supplying obligations under this Agreement.

ARTICLE VI
LIABILITIES FOR BREACH OF AGREEMENT

6.1           If the supply of raw milk from Suppliers during the Supplying Period valued below RMB 122,417,620.76, Suppliers shall pay cash to Receiver in RMB for the shortfall.

6.2           In the event that Suppliers failed to supply the raw milk in accordance with Article 2.2, Feihe shall be entitled to charge on the Suppliers a penalty of 5‰ of the amount unpaid on a daily basis.  This penalty shall not affect the Sellers’ rights under the Assets Mortgage Agreement.

6.3           If the testing result from Receiver shows that the raw milk Suppliers provided does not meet the requirements of Receiver, Receiver shall have the right to return raw milk to Suppliers and to require Suppliers to renew the supply; Suppliers shall have no right of objection.  Suppliers shall collect the returned raw milk within 2 days from the notice of the Receiver.  Suppliers shall compensate Receiver all expenses and losses incurred if Suppliers fail to deliver the raw milk within the agreed period.

6.4           Suppliers shall bear all legal responsibilities for the quality of raw milk supplied to Receiver, and shall compensate Receiver for all the losses incurred by such quality issues.

ARTICLE VII
VALIDITY

This Agreement shall take effect on the date of execution.  This Agreement is an attachment to the Equity Purchase Agreement, if the Equity Purchase Agreement fails to be signed or is invalid, then this Agreement shall have no legal validity from the very beginning.

ARTICLE VIII
MISCELLANEOUS

8.1           Transfer.  Suppliers shall not transfer any of their rights or obligations under this Agreement to any other party.

8.2           Dispute Resolution.

(a)           Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to Beijing Arbitration Commission in accordance with the Arbitration Administration Procedures and the Arbitration Rules of Beijing Arbitration Commission in force on the date when the notice of arbitration is submitted.  The arbitration panel shall consist of three (3) arbitrators.  Suppliers and Receiver shall each select one (1) arbitrator, and the third arbitrator shall be jointly selected by Suppliers and Receiver through mutual agreement.  If no agreement is reached, the third arbitrator shall be appointed by Beijing Arbitration Commission.  Each arbitrator shall be impartial and independent of the Parties and shall have more than ten (10) years’ legal practice experience.  The place of the arbitration shall be in Beijing.  If a translator is needed during the arbitration procedure, Parties shall appoint an impartial official translator that is accepted by Beijing Arbitration Commission.  If Parties can not reach agreement on the appointment of such official translator, Beijing Arbitration Commission shall make such appointment.

(b)           The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.  The costs of arbitration and the costs of enforcing the arbitral award (including witness expenses, attorneys’ fees and the cost of the translator appointed in accordance with Section 8.2(a) above) shall be borne by the losing party, unless otherwise determined by the arbitral award.

(c)           When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfill their respective obligations (and shall be entitled to exercise their rights) under this Agreement.

8.3           Applicable Law.  This Agreement shall be governed by and construed in accordance with the Laws of the People’s Republic of China.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of September 30, 2011.

Supplier:

Heilongjiang Feihe Kedong Feedlots Co., Limited

By:	/s/

Supplier:

Heilongjiang Feihe Gannan Feedlots Co., Limited

By:	/s/

Receiver:

Heilongjiang Feihe Dairy Co., Limited

By:	/s/

Suppliers Equity Holder:

Haerbin City Ruixinda Investment Company Ltd.

By:	/s/